EXHIBIT 3.1

CERTIFICATE OF DESIGNATION, VOTING POWERS, PREFERENCES AND RIGHTS OF THE SERIES OF THE PREFERRED STOCK OF AIR-Q WI-FI CORPORATION TO BE DESIGNATED SERIES “A” PREFERRED STOCK

Air-Q Wi-Fi Corporation, a Delaware corporation (the “Corporation”), pursuant to Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation, acting by unanimous written consent in lieu of a meeting, duly adopted the following resolutions creating a series of 1,000,000 shares of Preferred Stock of the par value of $.001 each to be designated “Series A Preferred Stock”:

“RESOLVED, that the Corporation be and it hereby is authorized to issue up to 1,000,000 shares of a series of shares of Preferred Stock, designated as Series “A”, (the “Series A Preferred Stock”); and having the following characteristics:

Dividends

(a) Dividends. The holders of Series A Preferred Stock shall be entitled to receive a cash dividend at the rate of 6% per annum, payable annually commencing with the year ending December 31, 2004, with cumulative rights. Payment of dividends shall be made on or before the fifteenth day following the end of each year.

 (b) Deferral of Dividends. If the Corporation cannot legally distribute the full amount of any dividend without violating the provisions of the General Corporation Law of the State of Delaware (the “Delaware Law”, then (i) the maximum amount of any such dividend that can be legally distributed shall become due and be distributed by the Corporation on the prescribed date, (ii) at the earliest time thereafter that the Corporation can distribute any portion of the remaining balance of such dividend without violating the provisions of the Delaware Law, such portion shall become due and be distributed by the Corporation, and (iii) additional portions of the balance of any such dividend shall continue in like manner to become due and be distributable by the Corporation at the earliest time or times thereafter as the Corporation may legally distribute each respective portion. In the event that distribution of any such dividend is deferred under the foregoing provisions, distribution of the deferred portion of such dividend shall take preference over distribution of the dividend for any later period.

 (c) Interest. The holders of shares of Series A Preferred Stock shall be creditors of the Corporation with respect to any dividends that are due but unpaid, and the Corporation’s obligation to pay such dividends shall bear interest at the rate of six percent (6%) per annum compounded annually from the date until such dividends are paid.

 (d) Other Distributions. No dividend or distribution in cash or other property (other than a stock dividend payable solely in shares of common stock) on any class of common stock of the Corporation shall be declared, paid or set apart for payment in any fiscal year if any dividend on the Series A Preferred Stock, or interest thereon, has not been paid in full, or if such dividend or distribution might impair the Corporation’s ability to pay any dividend on the Series A Preferred Stock that will become due with respect to such fiscal year or portion thereof.

Voting Rights

 (a) Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant hereto) at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration.

 (b) In addition to any other rights provided by law, until such time as fewer than 25% of the maximum number of shares of Series A Preferred Stock which shall ever have been issued by the Corporation shall remain outstanding, the Corporation shall not, without first obtaining the affirmative vote of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock:

  (i) Amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation;

  (ii) Increase of decrease (other than by redemption or conversion) the authorized number of shares of Series A Preferred Stock;

  (iii) (1) Authorize any shares of capital stock of the Corporation (at any time or from time to time and whether of one or more classes or series) or any bonds, debentures, notes or other obligations convertible into or exchangeable into for or having rights to purchase, any shares of capital stock of the Corporation having any preference or priority as to the right to receive any dividends or amounts distributable upon a liquidating event, or having redemption payments superior to, or on a parity with, any such preference or priority of Series A Preferred Stock or (2) reclassify any Common Stock into shares of capital stock of the Corporation having any preference or priority as to the right to receive any dividends or amounts distributable upon a liquidating event, or have redemption payments superior to, or on parity with, any preference or priority of Series A Preferred Stock; or

  (iv) Merge or consolidate into or with any other corporation or other entity, liquidate, dissolve or wind up the Corporation or sell all or substantially all of the Corporation’s assets.

Cumulative Rights

 In no event, so long as any share of Series A Preferred Stock shall be outstanding, shall any dividend, whether in cash or property be paid or declared, nor shall any distribution be made, on any of the shares of Common Stock, nor shall any shares of Common Stock be purchased, or otherwise acquired for value by the Corporation, unless and until all dividends on the shares of Series A Preferred Stock for all past dividend periods and for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart, and unless the Corporation shall not be in default with respect to any of its obligations for any past period with respect to the sinking fund, if any, to be used for the redemption of any shares of Series A Preferred Stock.

Full Participation

 Subject to the foregoing provisions and to any further limitations prescribed by the Board of Directors of the Corporation, the Board of Directors may declare, out of any funds legally available therefor, additional dividends, but such additional dividends shall be made equally, share for share, to all outstanding shares, preferred and common.

Liquidation Preferences

 (a) Voluntary Dissolution. In the event of any voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of the shares of common stock, the holders of the shares of Series A Preferred Stock shall be entitled to be paid in full an amount equal to $1.00 per share, together with accrued dividends to such distribution payment date, whether or not earned or declared;

 (b) Involuntary Dissolution. In the event of any involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of the shares of Common Stock, the holders of the shares of Series A Preferred Stock shall be entitled to be paid in full an amount equal to $1.00 per share, together with accrued dividends to such distribution payment date, whether or not earned or declared;

 (c) Insufficient Assets. If, on any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, the assets of the Corporation are insufficient to permit full payment of the holders of Series A Preferred Stock as herein provided, then the holders of any shares of Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

 (d) Participation Rights Where Assets Sufficient. If, on any dissolution, liquidation or winding up of the affairs of the Corporation, payment shall have been made in full to the holders of the shares of Series A Preferred Stock, as provided hereinabove the remaining assets and funds of the Corporation shall be distributed equally to all outstanding shares of stock, preferred and common, share for share.

 (e) Dissolution as Not Including Consolidation or Merger. Neither the consolidation nor merger of the Corporation, nor the lease or conveyance of all or substantially all of its assets, shall be deemed a dissolution, liquidation or winding up of the affairs of the Corporation within the meaning of paragraphs (a) through (d) above.

Conversion Rights

 The Series A Preferred Stock shall be convertible into common stock of the Corporation as follows:

 (a) Optional Conversion. The holder of any shares of Series A Preferred Stock shall have the right, at such holder’s option, at any time or from time to time following the one hundred eightieth day from issue, to convert any of such shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock upon the terms hereinafter set forth.

 (b) Conversion Value. Upon election by a holder to so convert, each share of Series A Preferred Stock shall be converted into one-fifth (.20) of one share of Air-Q Wi-Fi Corporation Common Stock.

 (c) Mechanics of Conversion. The holder of any shares of Series A Preferred Stock may exercise the conversion right as to any part thereof by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all or a specified portion of the shares represented thereby. Conversion of the Series A Preferred Stock shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made (the “Series A Conversion Date”). As promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to the Corporation or any transfer agent of the Corporation) the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of common stock to which such holder is entitled (after aggregating all full and fractional shares issuable upon conversion of each share being converted) and a check or cash with respect to any remaining fractional interest in a share of common stock and any dividends on the Series A Preferred Stock which such holder is entitled to receive but has not yet received. The person in whose name the certificate or certificates for common stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Series A Conversion Date. Upon conversion of only a portion of the shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

 (d) Protection in Case of Reclassification, Consolidation, Merger. The Corporation shall deliver written notice to each holder of Series A Preferred Stock thirty (30) days in advance of the effectiveness of any reclassification of common stock, any exchange of any other shares or securities of the Corporation for common stock, any consolidation or merger of the Corporation with or into another corporation which would result in any reclassification or change of the outstanding shares of common stock. A holder of Series A Preferred Stock shall thereafter have the right, upon conversion of the Series A Preferred Stock, to receive the kind and amount of shares of stock and other securities which would have been receivable upon such reclassification, change, exchange, consolidation or merger, by a holder of the number of common stock convertible from the Series A Preferred Stock immediately prior to such reclassification, change, exchange, consolidation or merger.

 (e) Fractional Shares. No fractional shares of common stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock; but fractional shares issuable upon conversion of each share of Series A Preferred Stock shall be aggregated together for purposes of determining the number of whole shares of common stock issuable with respect to any particular conversion. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of common stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest times the fair market value of each share of common stock as determined in good faith by the Corporation’s Board of Directors.

 (f) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of common stock of the Corporation upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

 (g) Duty to Reserve and Issue Shares. The Corporation shall reserve at all times, so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of common stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of common stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

 (h) Duty to Protect Conversion Rights. The Corporation shall take all steps necessary to preserve and protect the rights of holders of Series A Preferred Stock, and shall not act or cause any person to act in any manner which is calculated to adversely affect the effectiveness or the value of such rights.

 (i) Approvals. If any shares of common stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any common stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such common stock issuable upon conversion.

 (j) Valid Issuance. All shares of common stock which may be issued upon conversion of the shares of Series A Preferred Stock shall, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which shall cause a contrary result (including without limitation, any action which would cause the Series A Conversion Price to be less than the par value, if any, of the common stock).

Redemption

 (a) The Corporation, at the option of the Board of Directors, may at any time after one (1) year from issue redeem the whole, or any part, of the shares of Series A Preferred Stock outstanding by paying in cash therefor the sum of $2.00 per share, plus all dividends accrued, unpaid and accumulated thereon as provided in these resolutions to and including the date of redemption, hereinafter referred to as the “redemption price”, and by giving to each holder of Series A Preferred Stock of record at his last known address, as shown on the records of the Corporation, thirty-days’ prior notice personally or in writing, by mail, postage prepaid, stating the number of shares of Series A Preferred Stock to be redeemed and the date and plan of redemption, the redemption price and the place where the shareholders may obtain payment of the redemption price on surrender of their respective share certificates, hereinafter called the “redemption notice”. Should only a part of the outstanding shares of Series A Preferred Stock be redeemed, such redemption shall be effected by lot, or pro rata, as prescribed by the Board of Directors; provided, however, that no Series A Preferred Stock shall be redeemed unless all accrued dividends on all outstanding shares of Series A Preferred Stock shall have been paid for all past dividend periods and full dividends for the current period on all outstanding shares of Series A Preferred Stock, except those to be redeemed, shall have been paid or declared and set apart for payment. On or after the date fixed for redemption, each holder of shares of Series A Preferred Stock called for redemption shall, unless he shall have previously exercised his option to convert his shares of Series A Preferred Stock as provided hereinbelow, surrender his certificate for such shares to the Corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the redemption price. Should less than all the shares represented by any surrendered certificate be redeemed, a new certificate for the unredeemed shares shall be issued. If the redemption notice is duly given and if sufficient funds are available therefor on the date fixed for redemption, then, whether or not the certificates evidencing the shares to be redeemed are surrendered, all right with respect to such shares shall terminate on the date fixed for redemption, except for the right of the holders to receive the redemption price, without interest, on surrender of their certificate therefor.

 (b) If, on or prior to any date fixed for redemption of shares of Series A Preferred Stock as herein provided, the Corporation deposits with any bank or trust company in the State of Louisiana, or any bank or trust company in the United States duly appointed and acting as transfer agent for the Corporation, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to publish the notice of redemption thereof, or to complete such publication if theretofore commenced, and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares of Series A Preferred Stock to their respective holders on surrender of their share certificates, then from and after the date of the deposit, even though such date may be prior to the date fixed for redemption, the shares so called shall be deemed to be redeemed and dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall be deemed to constitute full payment of the shares of Series A Preferred Stock and the holders thereof shall have no rights with respect thereto, except the right to receive from the bank or trust company payment of the redemption price of the shares, without interest, on surrender of their certificates therefor, or the right to convert said shares of Series A Preferred Stock to Common Stock as provided therein. Any money so deposited on account of the redemption price of the shares of Series A Preferred Stock converted after the making of the deposit shall be repaid to the Corporation forthwith on the conversion of such shares of Series A Preferred Stock.

 (c) Shares of Series A Preferred Stock redeemed by the Corporation shall be restored to the status of authorized but unissued shares.

General Provisions

 (a) General Definition. Except as otherwise defined for purposes of particular sections hereinabove, the term “outstanding” when used with reference to shares of stock shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

 (b) Accounting Terms. All accounting terms used herein and not expressly defined herein shall have the meaning as given to them in accordance with generally accepted accounting principles.

 (c) Headings. The headings of the paragraphs, subparagraphs, clauses and subclauses hereof are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.”

 IN WITNESS WHEREOF, said Air-Q Wi-Fi Corporation has caused this certificate to be signed by its duly authorized officers this 2nd day of March, 2004.

AIR-Q WI-FI CORPORATION

By: /s/ DAVID LOFLIN

President

ATTEST:

/s/ WADDELL D. LOFLIN

Waddell D. Loflin

Secretary